EXHIBIT 11

                         CENTURY TELEPHONE ENTERPRISES, INC.
                         COMPUTATIONS OF EARNINGS PER SHARE
                                    (UNAUDITED)

                                          Three months       Nine months
                                       ended September 30 ended September 30
                                       ------------------ ------------------
                                         1994      1993      1994      1993
                                       --------  -------- --------  --------
                                              (expressed in thousands,
                                              except per share amounts)

   Net income                            $24,613  17,596     65,299  49,853
   Preferred stock dividend requirements     (30)     (6)       (73)    (18)
                                         -------  ------     ------  ------
   Net income applicable to common stock  24,583  17,590     65,226  49,835
   Dividends applicable to Series H and
     Series K                                 30       6         73      18

   Interest on 6% convertible debentures
     and amortization of deferred debt
     costs incurred in connection with
     the issuance of the debentures,
     net of taxes                          1,157   1,145      3,449   3,437
                                         -------  ------     ------  ------
   Net income as adjusted for purposes
     of computing fully diluted earnings
     per share                           $25,770  18,741     68,748  53,290
                                         =======  ======     ======  ======
   Weighted average number of shares:
     Outstanding during period            53,399  51,219     53,016  50,317
     Common stock equivalent shares          601     725        551     686
     Employee Stock Ownership Plan
       shares not committed to be
       released                             (417)      -       (268)      -
                                         -------  ------     ------  ------
   Total number of shares for computing
     primary earnings per share           53,583  51,944     53,299  51,003
   Incremental common shares attributable
     to additional dilutive effect of
     convertible securities                4,749   4,642      4,717   4,700
                                         -------  ------     ------  ------
   Total number of shares as adjusted
     for purposes of computing fully
     diluted earnings per share           58,332  56,586     58,016  55,703
                                         =======  ======     ======  ======
   Earnings per average common share     $   .46     .34       1.23     .99
                                         =======  ======     ======  ======
   Primary earnings per share            $   .46     .34       1.22     .98
                                         =======  ======     ======  ======
   Fully diluted earnings per share      $   .44     .33       1.18     .96
                                         =======  ======     ======  ======

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